EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-174043), Form S-3 (No. 333-183505) and Form S-8 (No. 333-151317), of Western Gas Partners, LP of our reports dated February 28, 2013, with respect to the consolidated balance sheets of Western Gas Partners, LP and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Western Gas Partners, LP.

/s/ KPMG LLP

Houston, Texas

February 28, 2013